EXHIBIT 5
OPINION RE: LEGALITY

The Business Law Group
455 S. Orange Ave., 5-500
Orlando, Florida  34242

February  3,  2004

Board of Directors
Invicta Group Inc.
Miami Beach, Florida

Re:  Registration Statement on Form SB-2 / Amendment No.1

Gentlemen:

We acted as a special counsel to Invicta Group Inc., a Florida corporation, (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 as amended on January 20,2004,
January 28, 2004, February 3, 2004 and February 4, 2004 ("Registration Statement") for the offer and sale of up to twelve million shares (the "Shares") of the Company's common stock, $.001 par value per share, by the Company. Based upon our review of the records of the Company's board of directors and the Company's audited balance sheets for the year ended December 31, 2002 and 2003, it is my opinion that upon receipt of the purchase price by the Company for and the delivery of certificates of the twelve millions shares offered by the Company, such shares will be legally authorized, duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Legal Matters"


Very truly yours


/s/  The Business Law Group
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The Business Law Group